ENTECH SOLAR
                               FIRST QUARTER 2009
                                CONFERENCE CALL

                             MODERATOR: CHRIS WITTY
                                  MAY 7, 2009
                                  10:00 AM EDT

OPERATOR     Good  morning  ladies and gentlemen and welcome to the Entech Solar
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First  Quarter  conference  call.  At  this  time,  all  participants  are  in a listen-only mode. Following management's prepared remarks we'll hold a Q&A session.

     To ask a question, please press star followed by 1 on your touch-tone phone. If anyone has difficulty hearing the conference, please press star zero for operator assistance.

     As a reminder, this conference is being recorded today, May 7, 2009. I would now like to turn the conference over to the moderator.

MODERATOR (CHRIS)     Thank you. Good morning everyone and thanks for joining us
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today.  With us from management are Frank Smith, CEO, and Sandy Martin,

Corporate Controller  and  Chief  Accounting  Officer.


     Before starting the call I'd like to read the Safe Harbor Statement. This conference call will contain forward-looking statements within the meaning of
Section 21-E of the Securities Exchange Act of 1934. The words anticipates, believes, estimates, expects, intends, may, plans, projects, will, would and similar expressions are intended to identify forward-looking statements although not all forward-looking statements contain these identifying words.

     Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ, possibly materially, from what the company now anticipates. Management has outlined the risks about the company's business in the section titled Risk Factors and Management's Discussion and Analysis of Financial Conditions and Results of Operations in the most recent annual report on form 10K and the quarterly reports on form 10-Q.

     These reports are on file with the Securities and Exchange Commission and they should be reviewed with great care because all forward-looking statements that management makes during this conference call or otherwise should be interpreted in light of the risks appraised in those reports.

     Entech Solar is not under any obligation to update any guidance or any other statements discussed on this conference call and investors should not assume that the company would update any of these statements.

     With that, I'll turn the call over to Frank Smith.  Please go ahead, Frank.


FRANK  SMITH
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                                  INTRODUCTION
                                  ------------

Thanks, Chris. Good morning and thanks to everyone for joining us for Entech Solar's First Quarter 2009 conference call. As I have mentioned in the past, I look forward to these calls which provide me a forum to brief you on important aspects of our Company's operations, share with you our accomplishments, as well as to inform and update you on the important challenges we are managing as we continue the transformation of our Company - - - and to interact directly with you, our current and prospective shareholders, during the question and answer segment of this call.

Before I begin my prepared remarks, I want to formally welcome Sandy Martin who has joined Entech Solar as Chief Accounting Officer. You will hear from Sandy later in the call as she discusses the company's 2009 first quarter financial results, and provides an overview of our capital raising plans.

                                   FLAT-PLATE
                                   ----------

Since our last earnings conference call in mid March, some 7 weeks ago, much has transpired at Entech Solar. Our exit from the flat-plate solar installation business has gone well and is virtually complete. We have fulfilled all of our contractual obligations for all of our Engineering, Procurement and Construction projects. The only remaining issue involves the collection of the final 1.4 million dollar contractual payment due Entech Solar, in which the customer's project financing has been delayed. We, in concert with this customer, are actively working to resolve this matter. Sandy will address the accounting implications of this situation in her remarks.

                                    STRATEGY
                                    --------

Our over-arching strategy has NOT changed in that Entech Solar will continue to focus on the 8-billion-dollar annual Combined Heat and Power, or CHP, market. The total installed capacity of this market is in excess of 85 GW. We will continue to address this market with our SolarVolt and ThermaVolt family of products, and leverage our proprietary concentrating photovoltaic (CPV) experience, know-how and technology.

For those of you who were not on the March Earnings Call, I will briefly review the fundamental elements of our SolarVolt and ThermaVolt family of products. SolarVolt produces electricity only, while ThermaVolt produces both electricity and thermal energy simultaneously. This feature of capturing both the heat and electricity results in significantly greater energy efficiency, over 70%, as compared with traditional, electric-only photovoltaic systems, which are less than 20% efficient. By capturing the dual revenue streams of net-metered electricity and the avoidance of natural gas, the ThermaVolt system will improve the economics of solar installations.

We will continue to pursue our vertically-integrated business model and employ several distribution channels, including selling Entech hardware directly to solar system integrators and installers.

                              ELEMENTS OF STRATEGY
                              --------------------

While our strategic vision has not changed, certain tactical elements of our product development plans have changed. I will now review the more significant tactical elements, starting with those that have changed and then briefly review those that have not changed.

Regarding the Generation 1 CPV product development, we have suspended manufacturing activities and decommissioned manufacturing equipment and operations. As a result, we have significantly reduced headcount in our Texas facility, and we have written-down the carrying value of certain equipment, inventory, and leasehold improvements.

Since late March, we have intensified our efforts in support of our Generation 2 and Generation 3 CPV families of products and have assembled a world-class team of highly qualified and skilled engineers and scientists. We believe this potentially disruptive innovation will allow Entech Solar to focus technological investments and resources where profit margins are most attractive. As we target products that are planned to significantly reduce costs for electric and thermal energy, we intend for our core competitive advantage to be a low-cost leader in the solar industry.

The goals of our Generation 2 and 3 CPV development and commercialization efforts include:

-     Bringing a higher value proposition to our customers
-     Lowering our product manufacturing costs
- Incorporating highly reliable production techniques based on proven industry-standard manufacturing processes and practices
-     Generating higher margins to Entech
- Broadening our market reach by way of expanded, customer-driven CPV applications, including rooftop installations.

Our plans this summer include filing patents on the design and intellectual property of our modules, as well as development of prototype models. We have a number of details to work through before we can share more specific plans, but want to provide you with as much transparency as possible as we move forward. Our financial projections for 2010 revenues contemplate a rigorous timeline of certifications, production and sales over roughly the next 12 months.

With our increased focus on rooftop and other applications of our concentrator technology, we are also assessing the continued development and commercialization of our unique and patented, high-brightness tubular skylight technology with the intention of providing innovative day-lighting solutions, along with electricity and thermal energy, to customers.

                          GOVERNMENT STIMULUS PROGRAMS
                          ----------------------------

As a Company, we are extremely encouraged by increased support and funding, both at the Federal and at the State levels, around Solar and the Renewable Energy space. Now, I would now like to provide you with an update regarding key Federal legislation that impacts the solar industry and, of course, Entech Solar.

The American Recovery and Reinvestment Act of 2009, or the so-called "Stimulus Bill" was enacted in February of this year, and among other things, created a renewable energy grant program that will be administered by the U.S. Treasury. This Act provides for cash grants that will be available to businesses, in lieu of the 30% Federal Business Energy Investment Tax Credit or ITC. This will apply to eligible solar projects placed in service between January 1, 2009 and December 31, 2017, provided construction begins by 2010. Based on our assessment of this legislation, both our SolarVolt and ThermaVolt product lines will qualify for this program, as well as the flat-plate project I discussed earlier. This legislation also provides for manufacturing grants for which Entech Solar may also qualify. We are actively pursuing these significant funding opportunities for our industry.

I  will  now  turn  the call over to Sandy Martin, our Chief Accounting Officer.

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                                FINANCIAL REVIEW
                                ----------------

SANDY  MARTIN:
--------------

Thank you Frank and good morning everyone. I am pleased to be a part of this exceptional organization and look forward to contributing to the success of Entech Solar's strategic vision.

Consolidated revenues for the 2009 first quarter were $2 million compared to $9 million in the year-ago quarter. This decline reflects the Company's decision to exit the flat-plate installation business approximately one year ago.

Consolidated gross profit reflects a loss of $6.5 million, due to non-cash impairment charges of $6.8 million. This charge was the result of the Company's decision to suspend manufacturing operations. During the 2009 first quarter, we recorded fair value adjustments or write-downs of certain manufacturing equipment, inventory and leasehold improvements.

Consolidated operating expenses for the 2009 first quarter were $9.7 million, compared to $5.2 million in the year-ago period. This increase primarily consisted of a $1 million provision for doubtful accounts related to the customer Frank previously mentioned in his remarks, and $1 million of non-cash expense for share-based compensation this year compared to zero in the year-ago quarter. The remaining operating expense increases over the prior year quarter consisted of certain right-sizing costs and expenses related to the Company's restructuring plans currently underway.

The Company's net loss for the 2009 first quarter was $16 million, or 7 cents per share, compared to a loss of $7.3 million, or 4 cents per share, in the 2008 first quarter.

The Company's balance sheet is strong and we ended March with cash and cash equivalents of $8.9 million. Regarding cash inflows for the rest of the year, we are working toward the final collections on existing projects. As we reported in our press release of March 13, we intend to conduct a Rights Offering this year and expect to generate approximately $2 million. The timing of the Rights Offering will be influenced by the progress we make on our product development programs and the timing of related patent applications. That said, we would like to complete the Rights Offering by the end of the third quarter of this year. As Frank mentioned, we are planning to approach the capital markets at the appropriate time this year, taking into account the liquidity issues surrounding the financial markets as well as our ability to discuss and share certain product development plans with investors this year. Later this month on May 18th, we will be presenting to investors at the JMP Securities Conference in San Francisco and invite you to listen via audio webcast on our corporate website.